Exhibit 10.73

AMENDMENT NO. 3 TO

AFFILIATION AGREEMENT

This Amendment No. 3 (this “Amendment”) is entered into as of May 21, 2013, by and between Cancer Genetics, Inc., a Delaware corporation (“CGI”), and Mayo Foundation for Medical Education and Research, a Minnesota nonprofit corporation (“Mayo”), amends that certain Affiliation Agreement, dated as of November 7, 2011, as amended by and between CGI and Mayo (the “Affiliation Agreement”). To the extent not otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Affiliation Agreement.

WITNESSETH:

WHEREAS, Section 7.5 of the Affiliation Agreement provides that the Affiliation Agreement may be amended by the unanimous written consent of the Members which, as of the date hereof, are CGI and Mayo;

WHEREAS, the Affiliation Agreement states at Section 3.2 that CGI’s Capital Contribution will be delivered in three annual installments of Two Million Dollars ($2,000,000) each, and the Parties now desire to amend such contribution schedule;

WHEREAS, Section 5.1 of the Affiliation Agreement sets forth that the Closing shall take place on or before August 1, 2012 (the Closing Date) ; and Amendment No. 1 of the Affiliation Agreement amended the Closing Date to occur on or before December 15, 2012; and Amendment No. 2 of the Affiliation Agreement amended the Closing Date to take place on or before March 31, 2013; and the Parties now desire to enter into this Amendment No. 3 to extend the Closing Date to take place on July 31, 2013 or such earlier date as the Parties mutually agree; and

WHEREAS, the Affiliation Agreement states at Section 3.2 that CGI’s Capital Contribution will be delivered in three annual installments of Two Million Dollars ($2,000,000) each, and the Parties now desire to amend such contribution schedule;

NOW, THEREFORE, in consideration of the premises and covenants hereafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 3.2 shall be deleted in its entirety and replaced with the following:

a.	CGI. CGI’s initial capital contribution (the “CGI Contribution”) will be Six Million Dollars ($6,000,000), to be delivered in four installments. Such installments shall be as follows:
i.	One Million Dollars ($1,000,000) on the Closing Date;
ii.	One Million Dollars ($1,000,000) six months after the Closing Date;
iii.	Two Million Dollars ($2,000,000) on the first anniversary of the Closing Date;
iv.	Two Million Dollars ($2,000,000) on the second anniversary of the Closing Date.

b.	As consideration for this amended schedule of CGI Contribution schedule, CGI shall deliver to Mayo on or before the Closing Date, 10,000 shares of common stock of CGI.

2. The words “March 31, 2013” contained in Section 5.1 of the Affiliation Agreement shall be replaced in their entirety by the words “July 31, 2013.”

3. Other than as specifically set forth herein, all other terms and conditions of the Affiliation Agreement are and will remain unchanged and in full force and effect.

4. This Amendment shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to conflicts of law principles.

5. This Amendment may be executed in counterparts (facsimile or other electronic signatures shall be deemed acceptable and binding), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party has executed, or caused to be executed by a duly authorized individual, this Amendment as of the date first set forth above.

CANCER GENETICS, INC.

By:	/s/ Panna L. Sharma
	Name:	Panna L. Sharma
	Title:	President and Chief Executive Officer

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:	/s/ Daniel D. Estes
	Name:	Daniel D. Estes
	Title:	Assistant Treasurer